Exhibit 99.1

Innodata Reports Third Quarter 2020 Results

NEW YORK – November 12, 2020 – INNODATA INC. (NASDAQ: INOD) today reported results for the third quarter and the nine months ended September 30, 2020.

•	Total revenue was $14.6 million in the third quarter of 2020, a 5% increase from $13.9 million in the second quarter of 2020. Total revenue was $13.9 million in the third quarter of 2019.

•	Net income was $0.2 million in the third quarter of 2020, or $0.01 per basic and diluted share, compared to a net loss of $0.4 million, or $(0.02) per basic and diluted share, in the second quarter of 2020 and a net loss of $0.6 million, or $(0.02) per basic and diluted share, in the third quarter of 2019.

•	For the first nine months of 2020, total revenue was $42.9 million, an increase of 4% from $41.2 million in the first nine months of 2019. Net loss was $0.6 million, or $(0.02) per basic and diluted share, in the first nine months of 2020. Net loss was $1.7 million, or $(0.07) per basic and diluted share, in the first nine months of 2019.

•	Cash and cash equivalents were $15.3 million on September 30, 2020, compared to $10.9 million at December 31, 2019.

Amounts in this press release have been rounded. All percentages have been calculated using unrounded amounts.

Jack Abuhoff, CEO, said, "Our revenues increased 5% this quarter both year-over-year and sequentially as we continue to execute our strategy. Based on trends across all lines of our business and market opportunities, and to position us for 20% growth in coming years, we plan to increase our sales staff through 2021 from 15 this year (on average) to 58 and to ramp up marketing to support this augmented sales staff.  As a result of operating leverage in the business, we would anticipate cashflow growth to outpace revenue growth and cover increased investment.

The company launched its AI data preparation business late last year. According to industry analysts, demand for the high-quality annotated text, image, video and audio data required to train sophisticated AI is expected to increase dramatically over the next several years.

“We’re finding that our 25 years’ experience creating near-perfect data for leading information companies is the ideal springboard for penetrating this quality-driven market as we dislodge incumbents whose DNA is in language translation or crowd-sourcing,” Abuhoff added.

Highlights in the quarter included:

•	Increased our year-to-date AI services new customer count to 18;

•	Increased the scope of engagement with one of the world’s largest social media companies to now include AI data preparation work in seven languages across six major use cases including search classification, sentiment analysis, and fake news identification; and
•	On track with previously announced cost savings initiatives.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-800-263-0877	(Domestic)
1-646-828-8143	(International)

1-888-203-1112	(Domestic Replay)
1-719-457-0820	(International Replay)

Pass code on both: 7139880

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a leading data engineering company. Prestigious companies across the globe turn to Innodata for help with their biggest data challenges. By combining advanced machine learning and artificial intelligence (ML/AI) technologies, a global workforce of over 3,000 subject matter experts, and a high-security infrastructure, we’re helping usher in the promise of digital data and ubiquitous AI.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as “project,” “believe,” “expect,” “can,” “continue,” “could,” “intend,” “may,” “should,” “will,” “anticipate,” “indicate,” “forecast,” “predict,” “likely,” “goals,” “optimistic,” “estimate,” “plan,” “potential,” or the negatives thereof and other similar expressions generally identify forward-looking statements, which speak only as of the date hereof.

These forward-looking statements are based on management’s current expectations, assumptions and estimates and are subject to a number of risks and uncertainties, including without limitation, the expected or potential effects of the novel coronavirus (COVID-19) pandemic and the responses of governments, the general global population, our customers, and the Company thereto; that contracts may be terminated by clients; projected or committed volumes of work may not materialize; continuing Digital Data Solutions segment reliance on project-based work and the primarily at-will nature of such contracts and the ability of these clients to reduce, delay or cancel projects; the likelihood of continued development of the markets, particularly new and emerging markets, that our services support; continuing Digital Data Solutions segment revenue concentration in a limited number of clients; potential inability to replace projects that are completed, canceled or reduced; our dependency on content providers in our Agility segment; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies and businesses that we may acquire; potential impairment of the carrying value of goodwill and other acquired intangible assets of companies and businesses that we acquire; changes in our business or growth strategy; a continued downturn in or depressed market conditions, whether as a result of the COVID-19 pandemic or otherwise; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans that give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growth in existing competitors; various other competitive and technological factors; our use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, client, employee or Company information, or service interruptions; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, uncertainty around the COVID-19 pandemic and the effects of the global response thereto and the risks discussed in Part I, Item 1A. “Risk Factors,” Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other parts of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2020, or as updated or amended by our other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur, and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or review any guidance or other forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by the Federal securities laws.

Company Contact

Suzanne Srsich

Innodata Inc.

ssrsich@innodata.com

(201) 371-8033

Explanatory Note:

During the preparation of the September 30, 2020 condensed consolidated financial statements, management became aware of immaterial errors in our lease accounting for certain capital leases. Certain financial information for the three and nine months ended September 30, 2019 and as of December 31, 2019 has been revised in the condensed consolidated financial statements of the Company due to the correction of these errors.

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2020	2019	2020	2019

Revenues:
Services and Solutions	$11,723	$11,101	$34,473	$33,269
SaaS Platforms	2,830	2,745	8,473	7,910
Total	14,553	13,846	42,946	41,179

Direct operating costs	9,758	9,016	28,867	27,908
Foreign exchange loss	26	3	342	246
	9,784	9,019	29,209	28,154

Gross Profit	4,769	4,827	13,737	13,025
Operating expenses:

Research and development	306	338	975	1,040
Selling and marketing	1,914	2,022	5,837	5,829
General and administrative	2,362	2,585	6,851	7,285
Interest expense, net	44	27	113	97
	4,626	4,972	13,776	14,251
Income (loss) before provision for income taxes	143	(145)	(39)	(1,226)
Provision for income taxes	(70)	421	504	493
Consolidated net income (loss)	213	(566)	(543)	(1,719)
Income (loss) attributable to non-controlling interests	7	(3)	25	(10)
Net income (loss) attributable to Innodata Inc. and Subsidiaries	$206	$(563)	$(568)	$(1,709)

Income (loss) per share attributable to Innodata Inc. and Subsidiaries:
Basic	$0.01	$(0.02)	$(0.02)	$(0.07)
Diluted	$0.01	$(0.02)	$(0.02)	$(0.07)
Weighted average shares outstanding:
Basic	24,470	25,856	24,427	25,870
Diluted	25,260	25,856	24,427	25,870

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$15,336	$10,874
Accounts receivable, net	8,843	9,723
Prepaid expenses and other current assets	4,112	3,407
Total current assets	28,291	24,004
Property and equipment, net	6,943	6,887
Right-of-use assets	6,923	7,005
Other assets	2,838	2,110
Deferred income taxes	2,232	1,906
Intangibles, net	4,702	5,477
Goodwill	2,069	2,108
Total assets	$53,998	$49,497

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable, accrued expenses and other	$5,377	$4,759
Accrued salaries, wages and related benefits	5,995	4,265
Income and other taxes	4,949	4,183
Current portion of long-term obligations	1,958	1,440
Operating lease liability - current portion	967	1,107
Total current liabilities	19,246	15,754
Deferred income taxes	343	363
Long-term obligations, net of current portion	5,421	4,534
Operating lease liability, net of current portion	6,691	6,731
Total liabilities	31,701	27,382
Non-controlling interests	(3,392)	(3,417)
STOCKHOLDERS' EQUITY	25,689	25,532
Total liabilities and stockholders’ equity	$53,998	$49,497

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW INFORMATION

(Unaudited)

(In thousands)

	Nine Months Ended September 30,

	2020	2019
Cash flows from operating activities:
Net loss	$(543)	$(1,719)
Non-cash expenses:
Depreciation and amortization	1,720	2,401
Stock-based compensation	700	624
Deferred income tax	(412)	(607)
Pension amortization	596	274
Loss on disposal of property and equipment	33	-
Total	2,637	2,692
Changes in assets and liabilities	3,559	3,917
Cash flows from operating activities	$5,653	$4,890
Cash flows from investing activities	$(1,076)	$(1,314)
Cash flows from financing activities	$(53)	$(966)

INNODATA INC. AND SUBSIDIARIES

CONSOLIDATED REVENUE

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue
DDS	$10,526	$10,124	$30,793	$30,353
Synodex	1,197	977	3,680	2,916
Agility	2,830	2,745	8,473	7,910
Total Revenue	$14,553	$13,846	$42,946	$41,179